 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Badger Meter, Inc. 2021 Omnibus Incentive Plan of our report dated February 24, 2021, with respect to the consolidated financial statements of Badger Meter, Inc. and the effectiveness of internal control over financial reporting of Badger Meter, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
April 30, 2021